Pricing Supplement dated March 26, 2009
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                  $9,132,000

                              Royal Bank of Canada
                              Principal Protected Commodity Index Linked Notes, due March 31, 2014


     Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Assets described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 7, 2008 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                 Royal Bank of Canada ("Royal Bank").

Issue:                  Senior Global Medium-Term Notes, Series C

Underwriter:            RBC Capital Markets Corporation

Interest rate           We will not pay you interest during the term of the
(coupon):               notes.

Principal Protection:   100%, if held to maturity

Reference Assets:       The payment at maturity on the Notes are linked to the
                        value of a weighted basket (the "Basket") consisting of five commodity indices (each a "Basket Commodity Index", and together, the "Basket Commodity Indices"). Such weightings will be achieved by providing a Component
                        Weight for each Basket Commodity Index.

                        Basket Commodity Index                                         Component       Initial Reference
                        ----------------------                                         ---------       -----------------
                                                                                         Weight               Level
                                                                                         ------               -----
                        S&P GSCI(TM) Energy Index - Excess Return                        20.00%              229.7117

                        S&P GSCI(TM) Precious Metals Index - Excess Return               20.00%              138.5771

                        S&P GSCI(TM) Industrial Metals Index - Excess Return             20.00%              149.3485

                        S&P GSCI(TM) Agriculture Index - Excess Return                   20.00%               53.0050

                        S&P GSCI(TM) Livestock Index - Excess Return                     20.00%              214.9545

Incorporated risk       The notes are subject to the risks set forth under the
factors:                heading "General Risks" in the product prospectus
                        supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-6 in the section entitled "Risks Specific To Notes Linked To The
                        Performance Of A Commodity, A Commodities Index Or A
                        Basket Of Commodities or Commodities Indices."

Initial Valuation       March 26, 2009
Date:

Issue Date:             March 31, 2009

Maturity Date:          March 31, 2014

Payment at Maturity:    At maturity, you will receive a cash payment based on
                        the bullish formula, as described in the product supplement.

Term:                   The term of your notes is approximately five (5) years.

Reference Asset         The Reference Asset Performance is based on a Percentage
Performance:            Change and Weighted Component Change for each Reference
                        Asset.

Percentage Change:      The Percentage Change, expressed as a percentage and
                        rounded to two decimal places, will be equal to the sum of the Weighted Component Changes for the Commodity
                        Indices. The Weighted Component Change for each
                        Commodity Index will be the lesser of:

                        1. Component Weight x 100%

                        2. Component Weight x [Final Index Level - Initial
                           Index Level] / Initial Index Level

                        Where, for each Commodity Index in the basket, the Initial Index Level is the closing level of that index on the Pricing Date and the Final Index Level of that index is the closing level of that index on the Valuation Date.

                        The maximum Weighted Component Change for each Commodity Index will be 20%. As a result, the maximum possible Percentage Change is 100% and thus the Maximum Redemption Amount would be 200%.

Participation Rate:     100%

Individual Cap:         The point-to-point return of each individual Basket
                        Commodity Index is subject to a cap of 100%.

Maximum                 200% multiplied by the Principal Amount
Redemption Amount:

Special features of     The notes are principal protected commodity index linked
the notes:              notes offering full participation in the performance of
                        the Reference Assets at maturity. If the performance of the Reference Assets is zero or negative, the return on the notes will be limited to the principal amount. See the section "Certain Features of the Notes" beginning on Page PS-25 in the product prospectus supplement.

U.S. tax treatment      We intend to treat the notes as subject to the special
                        rules applicable to contingent payment debt obligations for U.S. federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call RBC Capital Markets toll free at (866) 609-6009 to obtain this information. For a detailed discussion of the tax consequences of owning and disposing of your notes, please see the discussion under "Supplemental
                        Discussion of Federal Income Taxes" in the accompanying product supplement, "Certain Income Tax Consequences" in the accompanying prospectus supplement, and "Tax
                        Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Minimum                 $1,000 (except for certain non-U.S. investors for whom
Investment:             the minimum investment will be higher)

Denomination:           $1,000 (except for certain non-U.S. investors for whom
                        the denomination will be higher)

Final Valuation Date:   March 26, 2014, subject to extension for market and
                        other disruptions.

Determination of        The Reference Level for each Reference Asset will be the
Final Reference         official settlement price for the Standard and Poor's
Level:                  GSCI Energy Excess Return Index, Standard and Poor's
                        GSCI Precious Metals Excess Return Index, Standard and
                        Poor's GSCI Industrial Metals Excess Return Index,
                        Standard and Poor's GSCI Agriculture Excess Return
                        Index, and Standard and Poor's GSCI Livestock Excess
                        Return Index, as published by S&P on the relevant valuation date and displayed on Bloomberg SPGCENP
                        <Index>, SPGCPMP <Index>, SPGCINP <Index>, SPGCAGP
                        <Index>, and SPGCLVP <Index>.

                        In certain circumstances, the Final Reference Level for the Reference Assets will be based on an alternate calculation for each Commodity Index described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of a Currency or Commodities Index" in the product prospectus supplement.

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities -- Ownership and
                        Book-Entry Issuance" in the accompanying prospectus).

Currency:               U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                  78008GH47

Calculation agent:      The Bank of New York.

Terms Incorporated      All of the terms appearing above the item captioned
In Master Note:         "Listing" on the cover page of this pricing supplement
                        and the terms appearing under the caption "Additional
                        Terms of the Principal Protected Notes" in the product prospectus supplement with respect to principal protected notes dated January 7, 2008.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $9,132,000
Underwriting discounts and commission.................................................     3.625%           $331,035
Proceeds to Royal Bank................................................................     96.375%          $8,800,965


RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $36.25 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of $36.25 per $1,000 principal amount note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price of the notes also included a profit of $21.20 earned by Royal Bank of Canada in hedging its exposure under the notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada, was $57.45 per $1,000 principal amount note.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

We may use this pricing supplement in the initial sale of a principal protected note. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in a principal protected note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.


                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement and reference asset supplement, dated January 7, 2008, the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007 as the principal protected notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the principal protected notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated January 7, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
     f1383424b3.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                                  Risk Factors

Each Index is a rolling index. Each Index is composed of futures contracts on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of each Index, as the exchange-traded futures contract that comprises each Index approaches expiration, it is replaced by a contract that has a later expiration. This process is referred to as "rolling". If the market for this contract is (putting aside other considerations) in "backwardation", where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive "roll yield". Instead, this market may trade in "contango." Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative "roll yield". There is no indication that this market will consistently be in contango or that there will be a negative roll yield in future performance. The "roll yields" could affect the level of each Index and the value of the Notes.

Each Basket Commodity Index is separately capped. The return on each basket commodity index is capped and subsequently the return on your notes is capped. The cap, expressed as a percentage change in the price appreciation of each basket commodity index is 100% and therefore the maximum redemption amount on the notes is 200% multiplied by your principal amount. For example, if at maturity, each basket commodity index has reached its individual cap of 100%, an initial investment of $1,000 would result in a maximum payment of $2,000 even though the percentage change for each basket commodity index may be above 100%. If the percentage change of some basket commodity indices is above 100% and some are below 100% or are negative, the return on your Notes and therefore the payment at maturity will be less than the maximum redemption amount because of the unique feature of the Notes that each basket commodity index is individually capped.

The Notes include the risk of a concentrated position in commodities. The exchange-traded physical commodity underlying the futures contract included in each Index is linked to commodities in energy, precious metals, industrial metals, agriculture and livestock. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in the commodities sector. Accordingly, a decline in value in energy, precious metals, industrial metals, agriculture and livestock would adversely affect the performance of each Index. Technological advances or the discovery of new oil reserves, gold and silver or other precious and industrial metals, could lead to increases in worldwide production of oil, gold and silver or other precious and industrial metals and could decrease the price of crude oil, gold and silver or other precious and industrial metals. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, or increases in efficiency within livestock and agriculture could lessen the demand for energy, livestock and agriculture products and result in lower prices. These or similar changes could result in a decrease in the levels of each Index and hence in the value of the Notes.

The Notes are linked to various S&P GSCITM Excess Return Indices, not the S&P GSCITM Total Return Indices. The Notes are linked to the S&P GSCI(TM) Energy Index - Excess Return, S&P GSCI(TM) Precious Metals Index - Excess Return, S&P GSCI(TM) Industrial Metals Index - Excess Return, S&P GSCI(TM) Agriculture Index
- Excess Return and S&P GSCI(TM) Livestock Index - Excess Return not the S&P GSCI(TM) Energy Index - Total Return, S&P GSCI(TM) Precious Metals Index - Total Return, S&P GSCI(TM) Industrial Metals Index - Total Return, S&P GSCI(TM) Agriculture Index - Total Return and S&P GSCI(TM) Livestock Index - Total Return. The S&P GSCITM Excess Return Indices reflect returns that are potentially available through an unleveraged investment in each Index Component. By comparison, S&P GSCI TM Total Return Indices are total return indices which reflect interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to S&P GSCI TM Excess Return Indices and not S&P GSCI TM Total Return Indices, the return from an investment in the Notes will not reflect this total return feature.

                              Hypothetical Returns

The examples set out below are included for illustration purposes only. All examples assume that a holder has purchased Notes with an aggregate principal amount of $1,000, a Participation Rate of 100%, a Maximum Redemption Amount of 200% (each individual Commodity Index is subject to a cap of 100%) and that no extraordinary event has occurred.


Example 1--             Calculation of the payment at maturity where the
                        Percentage Change is positive.

Commodity Index                                           Actual       Percentage      Component       Weighted Component
                                                          Change        Change*         Weight               Change
S&P GSCI(TM) Energy Excess Return Index                     55%           55%             20%                 11%

S&P GSCI(TM) Precious Metals Excess Return Index           -10%          -10%             20%                 -2%

S&P GSCI(TM) Industrial Metals Excess Return Index          75%           75%             20%                 15%

S&P GSCI(TM) Agriculture Excess Return Index               137%          100%             20%                 20%

S&P GSCI(TM) Livestock Excess Return Index                 -45%          -45%             20%                 -9%
                                                                                     ------------------------------------
                                                                                          Sum                 35%

*For purposes of calculating the Percentage Change, and ultimately the Payment at Maturity, the performance of each individual index is subject to a Cap. If the actual change in an index is greater than 100%, then the Percentage Change for that index will equal 100%.

                        Percentage Change:      35%

                        Payment at Maturity:    $1,000 + ($1,000 x 35%) = $1,000
                                                + $350 = $1,350

                        On a $1,000 investment, a 35% percentage change results in a payment at maturity of $1,350, a 35% return on the Notes.



Example 2--             Calculation of the payment at maturity where the
                        Percentage Change is negative.

Commodity Index                                           Actual       Percentage      Component       Weighted Component
                                                          Change        Change*         Weight               Change
S&P GSCI(TM) Energy Excess Return Index                    -15%           -15%            20%                 -3%

S&P GSCI(TM) Precious Metals Excess Return Index           -50%           -50%            20%                 -10%

S&P GSCI(TM) Industrial Metals Excess Return Index          45%            45%            20%                  9%

S&P GSCI(TM) Agriculture Excess Return Index                20%            20%            20%                  4%

S&P GSCI(TM) Livestock Excess Return Index                 -30%           -30%            20%                 -6%
                                                                                     ------------------------------------
                                                                                          Sum                 -6%

*For purposes of calculating the Percentage Change, and ultimately the Payment at Maturity, the performance of each individual index is subject to a Cap. If the actual change in an index is greater than 100%, then the Percentage Change for that index will equal 100%.

                        Percentage Change:      -6%

                        Payment at Maturity:    $1,000 + ($1,000 x -6%) = $1,000
                                                - $60 = $940; however, the
                                                payment at maturity cannot be
                                                less than zero.

                        On a $1,000 investment, a -6% percentage change results in a payment at maturity of $1,000, a 0% return on the Notes.

                  Information Regarding the Underlying Indices

All disclosure contained in this term sheet regarding each S&P GSCI(TM) Commodity Index and the Indices, including, without limitation, its make-up, method of calculation and changes in their components has been derived from publicly available information prepared by Standard & Poor's Financial Services LLC ("Standard & Poor's" or "S&P"). Royal Bank and RBCCM have not independently verified and make no representation as to the accuracy or completeness of such information. None of Royal Bank, the Calculation Agent nor RBCCM accepts any responsibility for the calculation, maintenance or publication of each Index or any successor index.

The S&P GSCI(TM) Commodity Indices

Each Index (Bloomberg, L.P. symbols "SPGCENP <Index>", "SPGCPMP <Index>", "SPGCINP <Index>", "SPGCAGP <Index>", "SPGCLVP <Index>") is a sub-index of the S&P GSCI(TM) Commodity Index (the "S&P GSCI"), which is determined and published by Standard and Poor's ("S&P"). The S&P GSCI is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The S&P GSCI is also designed as a "tradable" index that is readily accessible to market participants. To achieve these objectives, the S&P GSCI is calculated primarily on a world production-weighted basis and comprises physical commodities that are actively traded in liquid futures markets.

The Goldman Sachs Group first began publishing the S&P GSCI, of which the Index is a sub-index, in 1991. In addition, although the S&P GSCI was not published prior to that time, Goldman Sachs calculated the historical value of the S&P GSCI and related indices beginning on January 2, 1970, based on actual prices from that date forward and the selection criteria, methodology and procedures in effect during the applicable periods of calculation (or, in the case of all calculation periods prior to 1991, based on the selection criteria, methodology and procedures adopted in 1991). The S&P GSCI was normalized to a value of 100 on January 2, 1970, in order to permit comparisons of the value of the GSCI to be made over time. S&P acquired the indices in February 2007.

S&P GSCI Methodology

The S&P GSCI Index Methodology is divided into five substantive sections: (1) the selection criteria for inclusion of contracts in the S&P GSCI; (2) the methodology for determining the weight of each such contract; (3) the methodology for determining the contract expirations of each contract included in the S&P GSCI; (4) the methodology for determining the normalizing constant used in calculating the value of the S&P GSCI; and (5) the methodology for calculating the value of the S&P GSCI. Together, these elements determine the value of the S&P GSCI on any given day, which is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time.

S&P GSCI Index Committee

The S&P GSCI Index Committee (the "Committee") oversees the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the sub-indices, including the Index. The Committee is comprised of three full-time professional members of S&P's staff and two members of the Goldman Sachs Group. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

S&P has established an Index Advisory Panel (the "Panel") to assist it in connection with the operation of the S&P GSCI. The Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Panel acts solely in an advisory and consultative capacity and does not make any decisions with respect to the composition, calculation and operation of the S&P GSCI.

Contract Eligibility Requirements

To be eligible for inclusion in the S&P GSCI, a commodity futures contract (a "Contract") must:

    (i) be based on a physical commodity and may not be based on a financial commodity;
    (ii) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;
    (ii) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;
     (iv) be denominated in U.S. dollars;
     (v) be traded on or through a trading facility that has its principal place of business in a country that is a member of the Organization for Economic Cooperation and Development that:
          (a) makes price quotations generally available to its members in a manner that provides reasonably reliable indications of the level of the particular market at any given point in time;
          (b) makes reliable trading information available to S&P so that S&P can make monthly determinations
          (c) accepts bids and offers from multiple participants or price providers; and
          (d)  is accessible to a sufficiently broad range of participants;
   (vi) include a reference or benchmark price that has been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, S&P, in consultation with the Committee, may determine that a shorter time period is sufficient or that historical Reference Prices for such Contract may be derived from Reference Price for a similar or related Contract;
   (vii) include a Reference Price for such Contract which must be published between 10:00 AM and 4:00 PM in New York City, on each business day on which the relevant trading facility (the "Facility") is open and trades in the Contract.
   (viii) have available volume data for at least three months immediately preceding the date on which the determination is made;
   (ix) be traded over a sufficient time period on each day so as to sufficiently support the tradability of the S&P GSCI taken as a whole; and
   (x) satisfy volume trading requirements and certain percentage dollar weight requirements.


Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW (as defined below) and the appropriate "roll weight," divided by the total dollar weight of the S&P GSCI on the preceding day, minus one.

The total dollar weight of the S&P GSCI is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate "roll weights" (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or
(iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

Because the S&P GSCI is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, in consultation with the Panel, provided that each such contract must be an "active contract." An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI.

The S&P GSCI--Excess Return

The S&P GSCI--Excess Return (the "S&P GSCI--ER") is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCI--ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCI(TM), the composition of which, on any given day, reflects the contract production weight ("CPW") and "roll weights" of the contracts included in the S&P GSCI.

The value of the S&P GSCI--ER on any given day is equal to the product of (i) the value of the S&P GSCI--ER on the immediately preceding day multiplied by
(ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCI--ER is indexed to a normalized value of 100 on January 2, 1970.

Standard & Poor's calculates and publishes the value of the S&P GSCI--ER and the Index, continuously on each business day, with such values updated every several minutes. Standard & Poor's publishes an official daily settlement price for the Index on each business day between 4:00 PM and 6:00 PM in New York City.

S&P GSCI(TM) Energy Index - Excess Return
The S&P GSCI(TM) Energy Index Excess Return is a world production-weighted index of certain energy commodities in the world economy, including WTI Crude Oil, Brent Crude Oil, RBOB Gasoline, Heating Oil, Gasoil and Natural Gas. As of March 12, 2009, the S&P GSCI(TM) Energy Index Excess Return composed 65.56% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 53.73% of the value of the S&P GSCI(TM) Energy Index Excess Return was determined by futures contracts for WTI Crude Oil, 18.49% of the value was determined by futures contracts for Brent Crude Oil, 7.09% of the value was determined by futures contracts for RBOB Gasoline, 6.02% of the value was determined by futures contracts for No. 2 Heating Oil, 6.19% of the value was determined by futures contracts for Gas Oil and 8.48% of the value was determined by futures contracts for Natural Gas.

S&P GSCI(TM) Precious Metals Excess Return Index
The S&P GSCI(TM) Precious Metals Index Excess Return is a world production-weighted index consisting of two precious metals commodities in the world economy: Gold and Silver. As of March 12, 2009, the S&P GSCI(TM) Precious Metals Index Excess Return composed 3.95% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 90.13% of the value of the S&P GSCI(TM) Precious Metals Index Excess Return was determined by futures contracts for Gold and 9.62% of the value was determined by futures contracts for Silver.

S&P GSCI(TM) Industrial Metals Excess Return Index
The S&P GSCI(TM) Industrial Metals Index Excess Return is a world production-weighted index of certain industrial metals commodities in the world economy, including High Grade Primary Aluminum, Copper, Standard Lead, Primary Nickel and Special High Grade Zinc. As of March 12, 2009, the S&P GSCI(TM) Industrial Metals Index Excess Return composed 6.55% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 35.11% of the value of the S&P GSCI(TM) Industrial Metals Index Excess Return was determined by futures contracts for High Grade Primary Aluminum, 41.22% of the value was determined by futures contracts for Copper Grade A, 6.26% of the value was determined by futures contracts for Standard Lead, 8.55% of the value was determined by futures contracts for Primary Nickel and 8.85% of the value was determined by futures contracts for Special High Grade Zinc.

S&P GSCI(TM) Agriculture Excess Return Index
The S&P GSCI(TM) Agriculture Index Excess Return is a world production-weighted index of certain agricultural commodities in the world economy. As of March 12, 2009, the S&P GSCI(TM) Agriculture Index Excess Return composed 17.61% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 25.95% of the value of the S&P GSCI(TM) Agriculture Index Excess Return was determined by futures contracts for Wheat (Chicago Wheat), 5.68% of the value was determined by futures contracts for Red Wheat (Kansas Wheat), 27.14% of the value was determined by futures contracts for Corn, 17.04% of the value was determined by futures contracts for Soybeans, 5.39% of the value was determined by futures contracts for Cotton, 11.58% of the value was determined by futures contracts for Sugar, 4.88% of the value was determined by futures contracts for Coffee and 2.27% of the value was determined by futures contracts for Cocoa.

S&P GSCI(TM) Livestock Excess Return Index
The S&P GSCI(TM) Livestock Index Excess Return is a world production-weighted index of certain livestock commodities in the world economy, including live cattle, feeder cattle and lean hogs. As of March 12, 2009, the S&P GSCI(TM) Livestock Index Excess Return composed 6.31% of the total S&P GSCI(TM) Excess Return Index. In turn, as of that date, 54.20% of the value of the S&P GSCI(TM) Livestock Index Excess Return was determined by futures contracts for Live Cattle, 10.30% of the value was determined by futures contracts for Feeder Cattle, 35.50% of the value was determined by futures contracts for Lean Hogs and 0.79% of the value was determined by futures contracts for BioFuel.

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's Financial Services LLC ("S&P"). S&P does not make any representation or warranty, express or implied, to the owners of Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI or each Index to track general commodity market performance. S&P's only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI, which indices are determined, composed and calculated by S&P without regard to

Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCI or each Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P GSCI (and the S&P GSCI(TM) Energy Excess Return Index, S&P GSCI(TM) Precious Metals Excess Return Index, S&P GSCI(TM) Industrial Metals Excess Return Index, S&P GSCI(TM) Agriculture Excess Return Index and S&P GSCI(TM) Livestock Excess Return Index) is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

                             Historical Information


The graphs below set forth the historical performance of each Reference Asset. In addition, below each graph is a table setting forth the intra-day high, intra-day low, and mid line levels of each Reference Asset. The information provided in the tables is for the four calendar quarters of 2006, 2007, 2008, as well as for the period from January 1, 2009 through March 26, 2009.

We obtained the information regarding the historical performance of the Reference Assets in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurance can be given as to the market levels of the Reference Assets on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Assets will result in any return in addition to your initial investment.

                         S&P GSCI Energy Index (SPGCENP)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End         High Intra-Day Level        Low Intra-Day Level         Mid Line Level of
   Start Date            Date              of the Commodity            of the Commodity            the Commodity
                                             Index in ($)                Index in ($)               Index in ($)
   ----------            ----                ------------                ------------               ------------
   01/01/2006         03/31/2006               584.0355                    484.4476                   532.149
   04/01/2006         06/30/2006               595.2487                    527.9143                   555.8593
   07/01/2006         09/29/2006               578.6472                    422.9105                   434.6426
   09/30/2006         12/29/2006               430.5124                    384.8579                   388.4369

   01/01/2007         03/30/2007               411.7543                    333.7177                   411.7543
   03/31/2007         06/29/2007               413.1889                    382.4889                   409.217
   06/30/2007         09/28/2007               457.2220                    388.1742                   451.7898
   09/29/2007         12/31/2007               539.96                      438.1291                   526.896

   01/01/2008         03/31/2008               614.0491                    486.5023                   581.1481
   04/01/2008         06/30/2008               769.7476                    575.0748                   796.0009
   07/01/2008         09/30/2008               825.1498                    509.1034                   551.9094
   10/01/2008         12/31/2008               542.4777                    207.9942                   247.1536

   01/01/2009         03/26/2009               271.8384                    174.7849                   229.7117


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                    S&P GSCI Precious Metals Index (SPGCPMP)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End         High Intra-Day Level        Low Intra-Day Level         Mid Line Level of
   Start Date            Date              of the Commodity            of the Commodity            the Commodity
                                             Index in ($)                Index in ($)               Index in ($)
   ----------            ----                ------------                ------------               ------------
   01/01/2006         03/31/2006               102.6952                     91.5202                   101.7682
   04/01/2006         06/30/2006               125.8244                     95.7833                   104.4766
   07/01/2006         09/29/2006               112.9454                     97.488                    101.3107
   09/30/2006         12/29/2006               110.0165                     94.9931                   106.6309

   01/01/2007         03/30/2007               115.0303                    101.3571                   109.678
   03/31/2007         06/29/2007               114.0337                    103.946                    104.9567
   06/30/2007         09/28/2007               118.3114                    103.2528                   118.3114
   09/29/2007         12/31/2007               132.0847                    115.8746                   130.3908

   01/01/2008         03/31/2008               157.2566                    133.7929                   142.6143
   04/01/2008         06/30/2008               147.2824                    131.8158                   142.9291
   07/01/2008         09/30/2008               151.227                     110.125                    129.9172
   10/01/2008         12/31/2008               132.8528                    102.9041                   129.061

   01/01/2009         03/26/2009               147.7612                    117.9871                   138.5771


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                   S&P GSCI Industrial Metals Index (SPGCINP)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End         High Intra-Day Level        Low Intra-Day Level         Mid Line Level of
   Start Date            Date              of the Commodity            of the Commodity            the Commodity
                                             Index in ($)                Index in ($)               Index in ($)
   ----------            ----                ------------                ------------               ------------
   01/01/2006         03/31/2006               234.5345                    200.5302                   231.0142
   04/01/2006         06/30/2006               332.2404                    234.0504                   282.792
   07/01/2006         09/29/2006               311.8962                    274.6304                   299.4257
   09/30/2006         12/29/2006               323.5419                    284.712                    304.8681

   01/01/2007         03/30/2007               324.0549                    276.4585                   323.8439
   03/31/2007         06/29/2007               372.4593                    324.7832                   329.1497
   06/30/2007         09/28/2007               351.7252                    288.5211                   323.4715
   09/29/2007         12/31/2007               330.5930                    267.9393                   274.9427

   01/01/2008         03/31/2008               356.5865                    277.2772                   329.9346
   04/01/2008         06/30/2008               340.9063                    298.042                    315.0765
   07/01/2008         09/30/2008               320.7666                    242.9049                   242.9049
   10/01/2008         12/31/2008               238.4061                    129.5684                   138.0578

   01/01/2009         03/26/2009               149.6843                    125.8575                   149.3485


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                      S&P GSCI Agriculture Index (SPGCAGP)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End         High Intra-Day Level        Low Intra-Day Level         Mid Line Level of
   Start Date            Date              of the Commodity            of the Commodity            the Commodity
                                             Index in ($)                Index in ($)               Index in ($)
   ----------            ----                ------------                ------------               ------------
   01/01/2006         03/31/2006                67.5117                    61.4376                    64.0334
   04/01/2006         06/30/2006                67.0173                    60.2666                    62.6106
   07/01/2006         09/29/2006                64.6676                    55.3986                    58.0597
   09/30/2006         12/29/2006                68.4385                    57.1307                    67.2024

   01/01/2007         03/30/2007                68.7605                    61.407                     61.407
   03/31/2007         06/29/2007                69.012                     59.1942                    64.7066
   06/30/2007         09/28/2007                80.43548                   63.60424                   79.79645
   09/29/2007         12/31/2007                84.55399                   72.73949                   82.41634

   01/01/2008         03/31/2008               104.5839                    83.68995                   86.87444
   04/01/2008         06/30/2008                98.05497                   79.90218                   93.98542
   07/01/2008         09/30/2008                96.48475                   67.73085                   67.73085
   10/01/2008         12/31/2008                67.50102                   46.29209                   57.73975

   01/01/2009         03/26/2009                60.3124                    49.5872                    53.0050


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       S&P GSCI Livestock Index (SPGCLVP)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



    Period-           Period-End         High Intra-Day Level        Low Intra-Day Level         Mid Line Level of
   Start Date            Date              of the Commodity            of the Commodity            the Commodity
                                             Index in ($)                Index in ($)               Index in ($)
   ----------            ----                ------------                ------------               ------------
   01/01/2006         03/31/2006               417.1377                    344.2885                   344.2885
   04/01/2006         06/30/2006               388.8701                    337.9082                   384.0049
   07/01/2006         09/29/2006               407.7658                    368.6101                   383.2831
   09/30/2006         12/29/2006               389.1571                    362.1475                   371.829

   01/01/2007         03/30/2007               395.9498                    365.1059                   383.4679
   03/31/2007         06/29/2007               389.4003                    363.7259                   367.9689
   06/30/2007         09/28/2007               397.9656                    361.6389                   361.6389
   09/29/2007         12/31/2007               354.0028                    323.2879                   324.7211

   01/01/2008         03/31/2008               323.5565                    275.9018                   275.9018
   04/01/2008         06/30/2008               309.9950                    273.2465                   297.5721
   07/01/2008         09/30/2008               306.3294                    272.6063                   272.6991
   10/01/2008         12/31/2008               271.3163                    226.7831                   232.17

   01/01/2009         03/26/2009               240.3463                    211.3206                   214.9545


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the notes until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the reference asset performance is zero or negative on the final valuation date, the payment at maturity with respect to each note will be limited to the principal amount. This will be true, even where the reference asset performance was positive as of some date or dates prior to the final valuation date, because the payment at maturity will be calculated solely on the basis of the reference asset performance (or otherwise determined by the calculation agent, in the case of a market disruption event) as of the final valuation date. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Assets that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the price of the Reference Assets and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.


                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about March 31, 2009, which is the third business day following the Initial Valuation Date (this settlement cycle being referred to as "T+3"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                   $9,132,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                            Principal Protected Notes

                                 March 26, 2009